SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                   FORM 10-QSB/A

             [X] Quarterly report pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                 For the quarterly period ended January 31, 2002

    [ ] Transition report pursuant to Section 13 or 15(d) of the Exchange Act

                         Commission file number 0-25659


                           VIRILITEC INDUSTRIES, INC.
        (exact name of small business issuer as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                   11-3447894
                        (IRS Employer Identification No.)

                236 Broadway Ave., Suite 201, Brooklyn, NY 11211
                    (Address of principal executive offices)

                            (800) 775-0712 ext. 4144
                         (Registrant's telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 of 15(d) of the Exchange Act during the past 12 months, and (2) has been subject to such filing requirements for the past 90 days.

YES [X]    NO [  ]

As of January 31, 2002 the Registrant had 4,839,130 shares of its Common Stock outstanding

Transitional Small Business Disclosure Format: YES [ ] NO [X]

                              Index to Form 10-QSB
                     For the Quarter ended January 31, 2002


                                                                        Page

Part I.  FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

     Balance Sheet as of January 31, 2002                                3

     Statement of Income for the three and six months ended              4
     January 31, 2002 and 2001

     Statement of Cash Flows for the six months ended                    5
     January 31, 2002 and 2001

     Notes to the Financial Statements for the three months              6
     ended January 31, 2002

Item 2.  Management's Discussion and Analysis                           7-10

PART II.  OTHER INFORMATION

Item 1.  Legal Proceedings                                                11

Item 2.  Changes in Securities                                            11

Item 3.  Defaults Upon Senior Securities                                  11

Item 4.  Submission of Matters to a Vote of Security Holders              11

Item 5.  Other Information                                                11

Item 6.  Exhibits and Reports on Form 8-K                                 12

                                     PART I
                              FINANCIAL INFORMATION

Item 1. Financial Statements

                           VIRILITEC INDUSTRIES, INC.
                                 BALANCE SHEET
                              AT JANUARY 31, 2002
                                  (UNAUDITED)

                                     Assets


Current Assets
     Cash and cash equivalents                                                                 $ 29,145
     Receivables - net                                                                           15,760
     Advances to officer                                                                         18,197
     Other current assets                                                                           248
                                                                                          ------------------
       Total current assets                                                                      63,351
Other Assets                                                                                      6,375
                                                                                          ------------------
       Total assets                                                                              69,726
                                                                                          ==================

                      Liabilities and Shareholder's Equity

Current Liabilities
     Accounts payable and accrued liabilities                                                    16,217
                                                                                          ------------------
       Total current liabilities                                                                 16,217

 Shareholder's Equity
     Common Stock, $.0001 par value; authorized 20,000,000 shares;                                  484
          issued and outstanding - 4,839,130
     Paid in Capital                                                                            280,850
     Accumulated deficit                                                                       (227,825)
                                                                                          ------------------
       Total Shareholder's Equity                                                                53,509

        Total liabilities and shareholder's equity                                             $ 69,726
                                                                                          ==================

        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.


                           VIRILITEC INDUSTRIES, INC.
                            STATEMENT OF OPERATIONS
          FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2002 AND 2001
                                  (UNAUDITED)


                                                            Three months ended              Six months ended
                                                 January 31, 2002  January 31, 2001   January 31, 2002 January 31, 2001
                                                -------------------------------------------------------------------------
Revenue                                            $  4,100         $  9,320         $ 11,300          $ 28,520

Operating expenses:
       Research & Development                           -                 -             5,500                 -
       Consulting                                     5,125               -            10,217                 -
       Rent                                             900              900            1,800             1,500
       Depreciation                                     -                300                -               600
       Amortization                                     212              213              425               425
       Professional fees                                500            2,775            1,000            10,850
       Selling, general and administrative expenses     789               10            2,902               130
                                                --------------    -------------    -------------    --------------
          Total operating expenses                    7,526            4,198           21,844            13,505

          Loss before other income (expense)         (3,426)           5,122          (10,544)           15,015

Other income (expense):
       Interest income                                   -                -                 -                 -
                                                --------------    -------------    -------------    --------------
          Total other income (expense)                   -                -                 -                 -
                                                --------------    -------------    -------------    --------------
Net Loss                                             (3,426)           5,122          (10,544)           15,015
                                                ==============    =============    =============    ==============
Basic weighted average common shares outstanding  4,739,130        4,718,802        4,739,130         4,717,076
                                                ==============    =============    =============    ==============
Basic Loss per common share                        $ (0.001)         $ 0.001         $ (0.002)          $ 0.003
                                                ==============    =============    =============    ==============


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                           VIRILITEC INDUSTRIES, INC.
                            STATEMENT OF CASH FLOWS
               FOR THE SIX MONTHS ENDED JANUARY 31, 2002 AND 2001
                                  (UNAUDITED)



                                                                                         Six months ended
                                                                               January 31, 2002        January 31, 2001
                                                                           ------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                                    $(10,544)               $ 15,015
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
              Depreciation and amortization                                               425                   1,025
              Office rent applied to paid in capital                                        -                     300


Changes in Operating assets and liabilities:
              Accounts Receivable and other current assets                            (20,172)                (12,820)
              Accounts Payable and Accrued Liabilities                                 12,217                  (5,375)
                                                                                ----------------        ----------------
Net cash provided by/(used in) operating activities                                   (18,074)                 (1,856)

CASH FLOWS FROM INVESTING ACTIVITIES:

              Purchase of Property and equipment                                         -                         -
              Payment for license                                                        -                         -
                                                                                ----------------        ----------------
Net cash provided by/(used in) investing activities                                      -                         -

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
                Issuance of common shares                                             25,000                  13,000
                Cost of common share offering                                            -                         -
                                                                                ----------------        ----------------
Net cash provided by/(used in) financing activities                                   25,000                  13,000
                                                                                ----------------        ----------------
Net increase (decrease) in cash and cash equivalents                                   6,925                  11,144
Cash and cash equivalents, beginning of period                                        22,220                  20,117
                                                                                ----------------        ----------------
Cash and cash equivalents, end of period                                            $ 29,145                $ 31,261
                                                                                ================        ================



        Read the accompanying summary of significant accounting notes to financial statement, which are an integral part of this financial statement.

                           VIRILITEC INDUSTRIES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (Unaudited)

                                JANUARY 31, 2002


NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited financial statements of Virilitec Industries, Inc. have been prepared in accordance with generally accepted
accounting   principles  for  interim   financial   information   and  with  the
instructions to Form 10-QSB and Article 10 of Regulation S-X. The financial statements reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

         These financial statements should be read in conjunction with the audited financial statements and footnotes thereto included in Virilitec Industries, Inc.'s Form 10-KSB as filed with the Securities and Exchange Commission.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The accompanying financial statements reflect Virilitec Industries, Inc. is no longer considered to be in the development stage. From inception (August 11, 1998) through July 31, 2001, The Company was considered to be in the development stage.

NOTE 2 - REVENUE RECOGNITION

         The company currently recognizes revenue in the form of distributor fees derived principally from commissions received on the sale of product. Revenue is recognized when agent orders are filled by the manufacturer.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that Virilitec Industries, Inc.'s revenue recognition practices are in conformity with the guidelines of SAB 101.

NOTE 3 - NET EARNINGS (LOSS) PER SHARE

         Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings
(loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

Item 2. Plan of Operations

The following discussion should be read in conjunction with the financial statements and related notes that are included under Item 1. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our services, competitive factors and other risk factors as stated in other of our public filings with the Securities and Exchange Commission.

Overview

The Company was formed to license and distribute a line of bioengineered virility nutritional supplements, designed to enhance human male sperm count and potency (the "Product"). The Product is a nutritional supplement derived from natural materials and compounds. While the Company believes it contains properties that could stimulate human male sperm production and sexual virility, it does not make any claims whatsoever that the Product does in fact induce the desired results. The Company has not clinically tested the Product, nor has it been clinically tested in a previous formulation. There is no statistical data to support any claims of effectiveness and the Company makes no such clinical claims. In this manner, the Product could be compared to a vitamin or herb, in that it is a nutritional supplement taken by individuals who believe that such supplements will have an effect upon a certain condition whether or not such result has been determined clinically to be a product of utilizing the supplement. There are other nutritional supplements that claim to have similar effectiveness as the Company's Product. However, to the Company's knowledge, none of them have demonstrated recognized clinical effectiveness.

On August 25, 1998, the Company entered into a 50 year Licensing and Distribution Agreement with Vitahealth, whereby the Company was granted exclusive rights to distribute the Product. Under terms of the agreement, the Company's independent sales agents place sales orders directly with Vitahealth, which fills such orders. The sales agents pay Vitahealth upon order placement, and Vitahealth, acting as collections agent for the Company, forwards the Company's portion of the sales proceeds to the Company. Vitahealth has agreed to periodic reviews of its order receipts in order to ensure that the Company is receiving its appropriate revenue.

The Company has paid an initial non-refundable one time $8,500 licensing fee to Vitahealth. The Company will also pay Vitahealth an annual fee of $10,000, beginning 90 days after the Product is manufactured and ready for delivery to the Company's agents and then annually thereafter on the anniversary of the first payment's due date, as long as the Licensing and Distribution Agreement has not been terminated for any reason before the date such payment is due. Due to Vitahealth's delays in producing the Product, Vitahealth has agreed to waive the licensing fee until July 31, 2002. The agreement also calls for Vitahealth to be paid $1.45 per capsule of the product - to be sold in thirty day supplies (the Product's expected minimum usage period before a user would potentially achieve positive results). The Company is currently distributing the Product to its sales agents for $1.85 per capsule (thereby making $0.40 per capsule), and the Company's independent sales agents are currently selling them for approximately $2.15 to $2.25 per capsule.

Vitahealth and the Company have agreed upon certain minimal sales quotas to be maintained for the agreement to remain in effect. Should the sales levels fall below the sales quotas, the Company shall have the right to terminate the Licensing and Distribution Agreement. The sales quotas follow the following schedule; a) within the 2nd month of production and sales - a minimum of 22,500 capsules, b) within the 3rd month of production and sales - a minimum of 55,000 capsules, c) within the 6th month of production and sales - a minimum of 150,000 capsules, d) a minimum of 200,000 capsules for every month following the end of the 6th month of production and sales of the product. There is also a 10% increase in the sales quota effective annually on January 1, beginning January 1, 2000. The Company and Vitahealth are currently renegotiating the terms for the quotas.

On August 9, 2001, the Company entered into an agreement with Meditech International KFT/LTD, a corporation formed and based in Hungary, to finance the development and manufacture of a cream and spray for use by people suffering from psoriasis and another neutracudical product. Under the terms of the Agreement, the Company will invest $200,000 by September 15, 2002 in return for profits from these products ranging from 67% to 74%. Neither of these products are regulated as drugs and no claims of medicinal value are claimed.

Results of Operations

Three and six months ended January 31, 2002 and 2001

During the three month period ending January 31, 2002, the Company incurred a loss of $3,426 compared to a profit of $5,122 for the same period ended January 31, 2001. During the six month period ending January 31, 2002, the Company incurred a loss of $10,544 compared to a profit of $15,015 for the same period ended January 31, 2001. The losses for the current periods can be attributable to a decrease in revenues and an increase in consulting expenses. The Company generated revenue for the three months ended January 31, 2002 in the amount of $4,100, as compared to $9,320 for the same period in the prior year. The Company generated revenue for the six months ended January 31, 2002 in the amount of $11,300, as compared to $28,520 for the same period in the prior year. The decrease in revenues is a result of less sales by the Company's agents in the current periods compared to the same periods in the prior year. Operating expenses increased in the area of research and development and consulting due to contractual commitments entered into by the Company during this current quarter.

Revenues

During the three month period ending January 31, 2002, the Company's revenues were $4,100 compared to $9,320 for the same period ended January 31, 2001. During the six month period ending January 31, 2002, the Company's revenues were $11,300 compared to $28,520 for the same period ended January 31, 2001. Revenues are in the form of distributor fees derived principally from commissions received on the sale of product.

Operating Expenses

During the three months ended January 31, 2002, the company incurred $7,526 in operating expenses as compared to $4,198 in the same period in 2001. This increase was primarily driven in the area of consulting due to contractual commitments entered into by the Company during this current quarter offset by a decrease in professional fees in the same period in 2000 due to reporting compliance requirements. During the six months ended January 31, 2002, the Company incurred $21,844 in operating expenses as compared to $13,505 in the same period in 2001. This increase was primarily driven in the area of research and development and consulting due to contractual commitments entered into by the Company during this current quarter offset by a decrease in professional fees in the same period in 2000 due to reporting compliance requirements.

Material changes in financial condition, liquidity and capital resources

At January 31, 2002, the Company had $29,145 in cash and cash equivalents compared to $31,261 at January 31, 2001. The Company had a working capital of approximately $47,134 at January 31, 2002 compared to $42,919 at January 31, 2001. Net cash used in operating activities for the three months ended January 31, 2002 was $18,074 compared to $1,856 for the same period in 2001. Cash used was mainly attributable to the operating expenses related to operations as well as changes in net operating assets and liabilities.

No cash was used in investing activities for the six months ended January 31, 2002 or for the six months ended January 31, 2001.

Net cash provided by financing activities for the six months ended January 31, 2002 was $25,000 compared to $13,000 for the same period in 2001. These amounts are primarily attributable from sale of shares through private placements.

General Operations

As the Company only recently began to sell the Product, it is difficult for management to evaluate the growth curve of Product sales. Additionally, it is expected that the delays involved with initiating production has tarnished the earlier market 'excitement' for human sexual virility and potency products created by Viagra(R). When considering those factors, Management believes it is likely that the initial sales quotas will not be met and it will have a right to terminate the Vitahealth Agreement pursuant to the sales quota clauses present in the agreement. Having considered the various factors involved with its right to terminate the agreement based on sales quota requirements, management has no plans to do so at this time. It is management's opinion, that there is a market for a human sexual potency nutritional supplement and is fully committed to providing Vitahealth with the opportunity to be the sole supplier of such a product to the Company. While the Company continues to review the sales numbers and retains the right to reevaluate its position on an ongoing basis, there are no plans or intentions at this time to exercise the Company's right to terminate the Vitahealth agreement due to sales quotas for at least nine months following initial production and sale of the Product.

While the Company is committed to retaining Vitahealth as its supplier, there is no guarantee that Vitahealth's production delays or lack of Product salability, as evidenced by underpreforming the sales quotas, will not necessitate the eventual termination of the Vitahealth agreement. Should the agreement be terminated for any reason, the Company at this time intends to locate another provider of human sexual potency and virility nutritional supplements to become its supplier. There is no guarantee that the Company will be able to locate and retain such a provider and the Company has not even begun to attempt to locate one. The Company continually evaluates the business market to attempt to place itself at the most profitable position. While the Company currently intends to continue to operate as discussed, there can be no guarantee that uncontrollable variables will not force a substantive change in the Company's operation or plans of operation.

At present the primary cash outlays of the Company are for travel expenses and legal and accounting fees incurred by the Company as it prepares filings associated with being a reporting company (quarterly unaudited reports, annual reports, etc.). Management believes that between cash on hand, cash flow from revenues and anticipated equity financing there will be sufficient funds for the Company's operations for the next 12 months. The Company believes that further costs (such as salary for Mrs. Roth) are expected to be covered by revenue generated by the Company's sales. The agreement with Mrs. Roth calls for her to be paid up to $40,000 from the proceeds of sales of the Product. Should sales levels not allow for her to receive her full compensation, she will receive compensation from available funds after the Company satisfies all its other obligations. The only other anticipated expense not currently provided for is the advertising budget. Management is currently exploring various options including the sale of additional stock and/or warrants, bank financing or personal loans by management or family members.

The Company does not expect to conduct any product research and development or to purchase or sell a plant or significant equipment. The Company intends to retain marketing and public relations consultants as necessary, and to hire support staff for its President only if warranted by its sales volume on an as needed basis.

New Product

As disclosed above, the Company has committed to invest $200,000 by September 15, 2002 in a foreign corporation for the development and manufacture of a cream and spray for use by people with psoriasis and another product in the neutracudical field. By expanding its product line, the Company hopes to increase its revenues. In order to fund its obligations, the Company intends to commence an equity financing during the first half of 2002 to raise up to $1 million. The Company has no specific plans as to how it will raise these funds. No assurance can be given that the financing will be successful.

In February 2002, the Company took additional steps designed to increase its presence in the field of psoriasis by entering into a Letter of Intent with PowerMedics Inc. PowerMedics is developing a laser device to treat psoriasis. The device is expected to be highly portable at less than 5 lbs. and will provide Gem Infrared, colored therapy, acupuncture and laser treatments. The letter of intents calls for the Company to invest $150,000 for a 49% stake in PowerMedics. The parties are negotiating a definitive agreement to be completed by April 30. No assurance can be given that an agreement will be concluded or that anything positive for the Company will result even if an agreement is reached.

Scientific Advisory Board

During the 2nd half of 2001, the Company formed a Scientific Advisory Board to consist of people with experience in medicine and related fields for the purpose of having access to qualified people to advise the Company with regard to its existing products and to review additional products.

During August 2001, the Company appointed Dr. Albert M. Lefkowitz to be Chairman of the Scientific Advisory Board. Dr. Lefkowitz is a world renowned medical doctor with a specialty in dermatology. Dr. Lefkowitz has been associated with the Mount Sinai School of Medicine in New York City for more than 35 years and has received numerous honors and awards. Dr. Lefkowitz has also been associated with the New York Medical College since 1966. Dr. Lefkowitz has performed research work on lupus erythematosus at the State University of New York, has authored fourteen papers in the field of dermatology and has participated in lectures and presentations in over forty programs. The Company also appointed Jerry G. Kilgore to the Scientific Advisory Board. Mr. Kilgore has been employed since 1984 as the President of MicroTech Medical. From 1974 to 1981 he was a developmental microbiologist at St. Joseph Hospital, Denver, Colorado during which time he participated in numerous microbiology projects with primary emphasis on the effects of antibiotics. Mr. Kilgore was the laboratory director at the U.S. Kirk Army Hospital, Aberdeen Proving Ground, Maryland from 1968 to 1972 where he was directly responsible for all aspects of operations relating to the clinical laboratory. Mr. Kilgore is a Certified Medical Technologist registered by the American Society of Clinical Pathology, has been a frequent speaker at numerous workshops and seminars and either authored or contributed to over twenty technical publications. Mr. Kilgore has a B.S. in Medical Technology from Ohio State University and an M.A. in Health Facility Management from Webster College in St. Louis, Missouri.

In February 2002, the Company appointed Dr. David Leon Cohen to the Scientific Advisory Board. Dr. Cohen specializes in the treatment of skin diseases and is currently a clinical instructor in the Department of Dermatology at the Mount Sinai School of Medicine. Dr. Cohen has an M.D. from the Mount Sinai School of Medicine and a Master in Neuroscience from the Chicago Medical School and his experience includes staff positions in numerous New York hospitals. Dr. Cohen is certified by the American Board of Dermatology and is a Diplomat with the National Board of Medical Examiners.

                                     PART II
                                OTHER INFORMATION

Item 1. Legal Proceedings

        None.

Item 2. Changes in Securities

         During the six months the Company sold, in a private placement to five current stockholders, 100,000 restricted shares @ $ .25 per share

Item 3. Defaults Upon Senior Securities

         None.

Item 4. Submission of Matters to Vote of Security Holders

         None.

Item 5. Other Information

         None.

Item 6. Exhibits and Reports on Form 8-K.

         None

                                   SIGNATURES

In accordance with Section 13 or 15(d) of the 1934 Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

VIRILITEC INDUSTRIES, INC.



By: /s/Bella Roth
     Bella Roth, Chairman of the Board


March 12, 2002